Exhibit 99.1

MediciNova Reports Second Quarter 2010 Results

SAN DIEGO, Calif. – August 16, 2010 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced financial results for the second quarter ended June 30, 2010.

A detailed discussion of financial results and product development programs can be found in MediciNova’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which was filed August 16, 2010 and is available through investors.medicinova.com.

Financial Results

For the quarter ended June 30, 2010, MediciNova reported a net loss of $4.3 million, or $0.35 per share, compared to a net loss of $4.7 million, or $0.39 per share, for the same period last year. There were no revenues for the quarter ended June 30, 2010 or June 30, 2009. Research and development expenses were $2.3 million for the quarter ended June 30, 2010, compared to $2.7 million for the quarter ended June 30, 2009. The decrease in research and development expenses was due to a decrease in spending on our prioritized asset MN-221 for the treatment of acute exacerbations of asthma due to slowed enrollment in the on-going MN-221-CL-007 clinical trial set in the emergency department, offset by increased spending on our ibudilast program as we incurred expenditures related to the completion of a preclinical monkey toxicity study and the AV411 opioid withdrawal clinical trial. General and administrative expenses were $1.8 million for the quarter ended June 30, 2010, compared to $2.2 million for the quarter ended June 30, 2009. The decrease in general and administrative expenses was due primarily to a decrease in fees paid for legal and accounting services due to the completion of the Avigen transaction in 2009.

As of June 30, 2010, the carrying value of our cash, cash equivalents, investment securities – current and ARS Put, net of the ARS Loan, was $34.8 million, compared to $28.4 million at December 31, 2009. Restricted cash and letter of credit of $28.8 million will be included in our capital resources upon conversion of the associated convertible notes into our common stock.

At June 30, 2010, $9.9 million of our Auction Rate Securities (“ARS”) consisted primarily of government-guaranteed student loan securities and were classified as current investment securities. At June 30, 2010, $1.8 million of our ARS consisted of private placement securities and were classified as long-term investment securities. None of the underlying collateral for our ARS consisted of subprime mortgages or collateralized debt obligations.

Our ARS Loan balance at June 30, 2010 was $2.0 million and we exercised our ARS Put on June 30, 2010.

Recent Highlights

•

On May 10, 2010, we entered into a loan and security agreement with Oxford Finance Corporation providing for a term loan of $15.0 million. This loan is secured by substantially all of our assets other than intellectual property. The proceeds from this financing will be used to satisfy working capital needs in the continued clinical development of MN-221.

•	In June, we announced that Michael Coffee joined MediciNova as its Chief Business Officer.

•

The June 22, 2010 issue of Proceedings of the National Academy of Sciences (PNAS) USA included an article related to the mechanism of action of MN-166 (ibudilast), as an emerging therapeutic for neurological disorders. The research was lead by Dr. Elias Lolis at Yale University, and the article identifies Macrophage Migration Inhibitor Factor (MIF) as a potent and selective target for ibudilast which likely accounts for some of the drug’s anti-inflammatory and neuroprotective action. MIF is one of the oldest-known pro-inflammatory cytokines thought to be involved in a number of serious medical conditions including severe systemic inflammation, autoimmunity and neuronal death and dysfunction following spinal cord injury.

•

On July 1, 2010, MediciNova completed the sale of all of its Auction Rate Securities (“ARS”) held by UBS AG at par value. After repaying the ARS Loan, MediciNova netted $9.5 million from the transaction, all of which has been invested in money market funds.

“In the second quarter we made significant progress in strengthening our company. We are pleased that Michael Coffee joined our management team as Chief Business Officer as we actively pursue potential partnership opportunities for both our core compounds: MN-166 and MN-221,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc. “In addition, the clinical development of MN-221 continues to progress and with asthma season up-coming, in conjunction with a protocol amendment, we anticipate enrollment in the on-going clinical trial to accelerate.”

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, COPD exacerbations, multiple sclerosis and other neurologic conditions, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and COPD exacerbations and MN-166 for the treatment of multiple sclerosis and other central nervous system disorders. We intend to establish strategic collaborations to support further development of our prioritized product candidates. MediciNova will seek to monetize its other product candidates. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding MediciNova’s clinical trials supporting safety and efficacy of product candidates and the potential novelty of such product candidates as treatments for disease, plans and objectives for present and future clinical trials and product development, strategies, future performance, expectations, assumptions, financial condition, liquidity and capital resources. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “will,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, the risks and uncertainties inherent in clinical trials and product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, the risk of delays or failure to obtain or maintain regulatory approval, the risk of failure of the third parties upon whom MediciNova relies to conduct its clinical trials and manufacture its product candidates to perform as expected, the risk of increased cost and delays due to delays in the commencement, enrollment, completion or analysis of clinical trials or significant issues regarding the adequacy of clinical trial designs or the execution of clinical trials and the timing, cost and design of future clinical trials and research activities, the timing of expected filings with the FDA, MediciNova’s failure to execute strategic plans or strategies successfully, MediciNova’s collaborations with third parties, MediciNova’s ability to realize the anticipated strategic and financial benefits from its acquisition of Avigen, Inc., to integrate the two ibudilast development programs and to pursue discussions with potential partners to secure a strategic collaboration to advance the clinical development of the combined development program, the availability of funds to complete product development plans and MediciNova’s ability to raise sufficient capital when needed, intellectual property or contract rights, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

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CONTACT: MediciNova, Inc.

Shintaro Asako, Chief Financial Officer

(858) 373-1500

info@medicinova.com

MEDICINOVA, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,357,050	$19,241,581
Investment securities-current	9,902,415	24,254,987
ARS put-current	1,587,881	2,557,007
Restricted letter of credit	500,292	—
Prepaid expenses and other current assets	1,147,200	869,649

Total current assets	38,494,838	46,923,224
Restricted cash	28,296,766	30,045,965
Restricted investment	643,098	676,499
Restricted letter of credit	—	500,042
In-process research and development	4,800,000	4,800,000
Goodwill	9,368,205	9,142,205
Property and equipment, net	90,381	153,547
Long-term investments	1,769,468	2,085,425
Other assets	167,986	—

Total assets	$83,630,742	$94,326,907

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$514,605	$1,300,271
ARS loan payable	2,002,624	17,605,485
Current portion of long-term debt	2,178,849	—
Escrow holdback	1,094,324	1,094,045
Accrued expenses	1,184,638	1,276,036
Accrued compensation and related expenses	289,327	1,146,960

Total current liabilities	7,264,367	22,422,797
Management transition plan liability	643,098	676,499
Deferred tax liability	1,956,000	1,956,000
Convertible notes	27,571,523	29,258,137
Long-term debt, less current portion	11,904,359	—

Total liabilities	49,339,347	54,313,433

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 500,000 shares authorized at June 30, 2010 and December 31, 2009; no shares outstanding at June 30, 2010 and December 31, 2009	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized at June 30, 2010 and December 31, 2009; 12,448,520 and 12,172,510 shares issued at June 30, 2010 and December 31, 2009, respectively, and 12,402,713 and 12,122,217 shares outstanding at June 30, 2010 and December 31, 2009, respectively	12,449	12,170
Additional paid-in capital	292,401,018	288,652,712
Accumulated other comprehensive loss	(63,375)	(64,914)
Treasury stock, at cost; 45,807 shares at June 30, 2010 and 50,293 shares at December 31, 2009	(1,212,288)	(1,235,395)
Deficit accumulated during the development stage	(256,846,409)	(247,351,099)

Total stockholders’ equity	34,291,395	40,013,474

Total liabilities and stockholders’ equity	$83,630,742	$94,326,907

MEDICINOVA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,		Period from September 26, 2000 (inception) to June 30, 2010
	2010	2009	2010	2009
Revenues	$—	$—	$—	$—	$1,558,227
Operating expenses:
Cost of revenues	—	—	—	—	1,258,421
Research and development	2,304,518	2,745,816	5,253,974	5,846,717	149,799,841
General and administrative	1,847,284	2,198,883	4,134,236	4,363,077	93,161,234

Total operating expenses	4,151,802	4,944,699	9,388,210	10,209,794	244,219,496

Operating loss	(4,151,802)	(4,944,699)	(9,388,210)	(10,209,794)	(242,661,269)
Gain/(impairment charge) on investment securities	64,018	114,155	56,539	140,826	(893,196)
Foreign exchange gain/(loss)	2,020	(17,912)	(1,726)	9,176	(103,507)
Other expense	(43,324)	—	(74,631)	—	(74,631)
Interest expense	(406,269)	(65,118)	(450,443)	(107,595)	(692,815)
Other income	201,297	248,738	362,410	509,165	18,981,946
Income taxes	—	—	751	(5)	(39,815)

Net loss	(4,334,060)	(4,664,836)	(9,495,310)	(9,658,227)	(225,483,287)
Accretion to redemption value of redeemable convertible preferred stock	—	—	—	—	(98,445)
Deemed dividend resulting from beneficial conversion feature on Series C redeemable convertible preferred stock	—	—	—	—	(31,264,677)

Net loss applicable to common stockholders	$(4,334,060)	$(4,664,836)	$(9,495,310)	$(9,658,227)	$(256,846,409)

Basic and diluted net loss per common share	$(0.35)	$(0.39)	$(0.77)	$(0.80)

Shares used to compute basic and diluted net loss per common share	12,431,395	12,072,027	12,350,697	12,072,027